ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

At a regular meeting held September 18-20, 2012, the Board of Trustees approved the International Growth Equity Fund, subadvised by Turner Investments.

The new fund is described below:

International Growth Equity Fund

Investment objective: To seek long-term capital appreciation.

Investment strategies: Under normal market conditions, the fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of international non-U.S. companies with market capitalizations at the time of purchase greater than $2 billion that the subadviser believes have strong earnings growth potential. The fund may continue to hold securities of companies whose market capitalization was within such range at the time of purchase but whose current market capitalization may be outside of that range. The fund invests in securities of companies that are diversified across economic sectors, and attempts to maintain sector concentrations that approximate those of the MSCI World Growth ex-U.S. Index (World Growth ex-U.S. Index). Portfolio exposure is generally limited to 5% of assets in any single issuer, subject to exceptions for the most heavily weighted securities in the World Growth ex-U.S. Index. The fund will generally invest in securities of issuers based in the countries represented in the World Growth ex-U.S. Index, which includes both developed and emerging markets issuers. In addition, the fund may invest in initial public offerings (IPOs).

The subadviser pursues a bottom-up strategy that blends quantitative and qualitative analysis to find growth companies with superior earnings prospects, reasonable valuations and favorable trading-volume and price patterns. A stock becomes a sell candidate if the subadviser detects deterioration in the company’s earnings growth potential. The subadviser may also trim positions to adhere to capitalization or capacity constraints, or to adjust stock position size relative to the World Growth ex-U.S. Index.

The fund may buy and sell securities frequently as part of its investment strategy.

______________________________________________________________________________________

At a regular meeting held December 10-12, 2012, the Board of Trustees for the Registrant voted to approve the deregistration of the following Funds and Share Classes:

Fund	Deregistration
JHF II All Cap Core Fund	Class 1 only
JHF II Core Allocation Plus Fund	Fund and All Classes – NAV, 1, A, B, C, I , R1, R3, R4, R5
JHF II Financial Services Fund	Class 1 only
JHF II Global Fund	Fund and All Classes – NAV, 1
JHF II High Income Fund	Class 1 only
JHF II Money Market Fund	Fund and All Classes – NAV, 1
JHF II Real Estate Equity Fund	Class 1 only
JHF II Retirement Living through 2010	Class I only
JHF II Retirement Living through 2015	Class I only
JHF II Retirement Living through 2020	Class I only
JHF II Retirement Living through 2025	Class I only
JHF II Retirement Living through 2030	Class I only
JHF II Retirement Living through 2035	Class I only
JHF II Retirement Living through 2040	Class I only
JHF II Retirement Living through 2045	Class I only
JHF II Retirement Living through 2050	Class I only
JHF II Retirement Choices at 2010	Classes A and I only
JHF II Retirement Choices at 2015	Classes A and I only
JHF II Retirement Choices at 2020	Classes A and I only
JHF II Retirement Choices at 2025	Classes A and I only
JHF II Retirement Choices at 2030	Classes A and I only
JHF II Retirement Choices at 2035	Classes A and I only
JHF II Retirement Choices at 2040	Classes A and I only
JHF II Retirement Choices at 2045	Classes A and I only
JHF II Retirement Choices at 2050	Classes A and I only
JHF II Science & Technology Fund	Class 1 only
JHF II Small Cap Growth Fund	Class 1 only
JHF II Small Cap Value Fund	Class 1 only
JHF II Strategic Income Opportunities Fund	Class 1 only
JHF II Technical Opportunities Fund	Class R6 only
JHF II Technical Opportunities Fund II	Fund and All Classes – NAV, A, I
JHF II Total Stock Market Index Fund	Fund and All Classes – NAV, 1
JHF II Value Fund	Class 1 only

At a regular meeting held December 10-12, 2012, the Board of Trustees for the Registrant voted to approve the addition of the Asia Total Return Bond Fund, subadvised by John Hancock Asset Management a division of Manulife Asset Management (US) LLC.,

The new fund is described below:

Asia Total Return Bond Fund

Investment objective: The fund seeks to maximize total return. Total return, commonly understood as the combination of income and capital appreciation, includes interest, capital gains, dividends and distributions realized over a given period of time.

Investment strategies: The fund seeks to generate capital appreciation and income by investing at least 80% of net assets (plus borrowings for investment purposes) in a diversified portfolio of bonds issued by governments, government agencies, international organizations issuing supranational bonds and corporate issuers in Asia. An issuer is considered to be in Asia if its principal place of business is in Asia or it is incorporated or domiciled in Asia.

The fund may invest in fixed-income securities of other issuers outside Asia if the investment manager considers that such securities may help to achieve the fund’s investment objective. The fund may invest in cash and other liquid short-term fixed-income securities when the subadviser believes that the fund could benefit from maintaining a higher cash exposure, including for temporary defensive purposes.

The fund may invest in investment-grade fixed-income securities and below-investment-grade fixed-income securities (junk bonds). The fund may invest in securities of any maturity, and there is no limit on the maturities of the fixed-income securities in which the fund may invest. There is no limit on the types of issuers in which the fund may invest, which may include issuers of U.S. dollar-denominated securities of foreign governments and corporations, mortgage-related securities, municipal obligations, asset-backed securities, mortgage-backed securities, pay-in-kind bonds, high yield bonds, emerging-markets debt, distressed investments, loan participations and U.S. TIPS (Treasury Inflation-Protected Securities). The fund may invest in securities with debt/equity characteristics such as preferred shares, convertible bonds and warrants. The fund may also use derivatives for hedging and efficient portfolio management purposes by utilizing futures, options, options on futures, foreign currency forward contracts and non-deliverable forwards.